Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Reports Fiscal Fourth Quarter and Full Year 2008 Financial Results

•	Fourth Quarter Sales Increase 14% to $46.8 Million

•	Net Income for the Fourth Quarter of $519,000 and EPS of $0.02; Excluding VNUS Medical Settlement, Net Income of $4.7 Million and EPS of $0.19

•	Adjusted Income (Non GAAP) for the Fourth Quarter of $10.1 Million and Adjusted EPS (Non GAAP) of $0.41 Per Share

•	Company Establishes Three Business Units to Drive Future Growth

•	Announces Significant Investment in Sales Force Expansion, NanoKnifeTM and IRE Product Development

•	Conference Call Begins Today at 4:30 p.m. Eastern Time

QUEENSBURY, N.Y. July 24, 2008 — AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal fourth quarter and full fiscal year 2008, which ended on May 31, 2008.

Net sales in the fiscal fourth quarter were $46.8 million, a 14% increase over the $40.9 million reported in the fourth quarter a year ago.  Gross margin rose in the fourth quarter to 62.7% from 58.9% in the prior year’s fourth quarter.  Operating income in the fourth quarter of 2008 was $322,000 and net income was $519,000, or $0.02 per share.  The  fourth quarter’s operating income, net income and EPS were reduced by $6.8 million, $4.2 million and $0.17 per share, respectively, as a result of the settlement of patent litigation with VNUS Medical Technologies announced on June 3, 2008.  Excluding this charge, operating income was $7.1 million and net income was $4.7 million, or $0.19 per share, compared with operating income of $4.0 million and net income of $2.9 million, or $0.12 per share in the fourth quarter of fiscal year 2007, which ended on June 2, 2007.  Net income adjusted for the items listed in the Consolidated Income Statement table attached to this release was $10.1 million, or $0.41 per share as compared with $7.9 million, or $0.33 per share for the corresponding period one year ago.

The Company generated $5.8 million in cash flow from operations in the fourth quarter (or $12.8 million excluding $7.0 million paid to Diomed, Inc. in settlement of patent litigation and disclosed in  the fiscal third quarter), bringing cash flow from operations for fiscal 2008 to $25.9 million, compared to $8.8 million in fiscal 2007.  Cash and investments at May 31, 2008 totaled $78.3 million.

For fiscal year 2008, net sales were $166.5 million, which is 48% higher than net sales of $112.2 million for fiscal year 2007.  Net sales in fiscal year 2008 included a full year of sales from RITA Medical Systems, which AngioDynamics acquired on January 29, 2007.  Net income for fiscal 2008 was $10.9 million, or $0.45 per diluted share, compared to a net loss for fiscal 2007 of $9.1 million, or $0.49 per share.

“From an operating perspective, the fourth quarter was our best quarter of the fiscal year and gave us strong momentum going into fiscal 2009,” said Eamonn P. Hobbs, President and CEO.  “In the fourth quarter, total Company sales grew 14%.  Our interventional product sales growth of 12% was the best quarterly performance for that group of products during  the fiscal year.  International sales were also very strong, growing 26%.  Fourth quarter operating income, excluding the VNUS settlement, was the highest in the Company’s history.  In addition to the strong operating performance, there were a number of other accomplishments in the quarter  that position AngioDynamics well to execute on its growth strategy.  These include completing the acquisition of Irreversible Electroporation (IRE) technology of Oncobionic, preparations to integrate the Diomed business, the negotiation of a settlement of major patent litigation, and the internal reorganization of the Company mentioned below.”

“As we move into fiscal 2009, our organization has made substantial progress,” said Mr. Hobbs.  “In addition to developing our strategy for commercializing our Irreversible Electroporation (IRE) technology, we’ve begun the intial phases of our roll-out plan for our first IRE technology-based product.  At the same time, we completed the acquisition of both the U.S. and U.K. assets of Diomed and eliminated the distractions and costs of ongoing litigation with VNUS.  The result of these two developments is that we have substantially strengthened our position in the rapidly growing worldwide market for the treatment of varicose veins.”

“To capitalize on our various market opportunities across our product lines, we have begun implementing a plan to create three distinct business units within AngioDynamics,” continued Mr. Hobbs.  “Our Surgical/Oncology unit will incorporate RFA, embolization, Habib™, and our first product line utilizing the IRE technology.  Our Access unit will incorporate dialysis, ports and PICC product lines and our Peripheral Vascular unit will incorporate venous, angiographic, PTA, drainage and thrombolytic product lines.  Each unit will be led by a Senior Vice President/General Manager and will have dedicated sales, product marketing and engineering resources.  We believe that as a result of this transition, we will create more focus within our organization to capitalize on opportunities as they develop within each market.”

“Regarding the development of our IRE technology, at the recent World Conference on Interventional Oncology in Los Angeles, we unveiled our first IRE product, NanoKnife, and created a great deal of interest in the new system.  We have begun the process of placing the first 20 NanoKnife systems with thought leaders in the U.S. and Europe.  As we reported, the first human clinical use of the NanoKnife took place in April and was extremely successful in terms of patient outcome.  A clinical trial is about to begin in Italy and additional patients are being treated in Florida.

“While we continue to expect a modest contribution to our top line of approximately $1.0 million from the NanoKnife during fiscal 2009, we are very excited about the potential for this technology to become our largest selling product group within a few years” added Mr. Hobbs.  “During the upcoming fiscal year, we will be making substantial investments in the development of NanoKnife, especially in clinical trials designed to  generate data on the broad applications for Nanoknife in surgical resection.

Fiscal 2009 Guidance

The Company’s outlook for fiscal 2009 is as follows:

-- Net sales in the range of $205-$210 million

-- Gross profit in the range of 60-61% of net sales

-- GAAP operating income in the range of $21-22 million

-- GAAP EPS of approximately $0.55

-- EBITDA in the range of $33-35 million

Included in the guidance is an approximate $5 million reduction in operating income and an approximate $0.13 reduction in EPS attributable to the Company’s efforts to commercialize and bring IRE technology to market in fiscal 2009.  Without the $0.13 incremental strategic investment in commercializing and bringing IRE technology to market during fiscal 2009, the Company’s EPS guidance for the upcoming fiscal year would have been approximately $0.68.  Operating income includes expenses for IRE investment and the expansion of the sales force.  The gross profit guidance reflects increased sales mix of venous products following the acquisition of the Diomed business.

In addition, for fiscal year 2010, the Company currently expects sales growth to approach  20% over fiscal 2009, R&D expense to return to 8% of sales, and operating income as a percentage of net sales to improve by 2-4 percentage points due to operating efficiencies.

Conference Call

AngioDynamics management will host a conference call to discuss its fourth quarter and full fiscal year results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial (800) 257-3401 from the U.S. or for international callers, please dial (303) 262-2131.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at http://investor.angiodynamics.com.  To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software.
A replay will be available on the website. A telephone replay will be available from 6:30 p.m. Eastern time on July 24, 2008 through 11:59 p.m. Eastern time on August 1, 2008 by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international) and entering the passcode: 11117392#.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP adjusted income and adjusted EPS, non-GAAP cash flow from operations, operating income, net income  and earnings per share. Adjusted income and adjusted EPS excludes certain non-cash expenses relating to the amortization of intangibles, stock-based compensation expense (net of tax), and the settlement of patent litigation with VNUS announced on June 3, 2008, and includes the cash benefit from the use of acquired net operating losses.  In addition, the Diomed litigation provision and the related gain on settlement have also been excluded from adjusted income. Non-GAAP cash flow from operations in the fourth quarter excludes $7.0 million paid to Diomed in settlement of patent litigation and disclosed in the third quarter.  Non-GAAP operating income, net income and earnings per share during the fourth quarter exclude the settlement of patent litigation with VNUS announced on June 3, 2008.  In the prior fiscal year, non-GAAP adjusted income and EPS also excludes the RITA Medical acquired in process R&D charge.  Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company's performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company's underlying business. Management encourages investors to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company's financial results. Please see the tables that follow for a reconciliation of GAAP to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties.  Investors are cautioned that actual events or results may differ from the Company's expectations.  Factors that may affect the actual results achieved by the Company include, without limitation, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of the Company to integrate the purchased Diomed businesses as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	May 31,	June 2,	May 31,	June 2,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net sales	$46,752	$40,855	$166,500	$112,227
Cost of sales (1)	17,439	16,807	63,913	46,060
Gross profit	29,313	24,048	102,587	66,167
% of net sales	62.7%	58.9%	61.6%	59.0%

Operating expenses
Research and development (1)	4,064	3,043	14,424	20,555
Sales and marketing (1)	12,507	11,138	46,047	31,605
General and administrative (1)	3,820	4,076	15,425	13,172
Amortization of intangibles	1,843	1,648	6,849	2,350
Litigation provision, net	6,757	110	3,606	9,710
Total operating expenses	28,991	20,015	86,351	77,392
Operating income (loss)	322	4,033	16,236	(11,225)
Other income, net	403	790	1,092	4,053
Income (loss) before income taxes	725	4,823	17,328	(7,172)
Provision for income taxes	206	1,897	6,439	1,955
Net income (loss)	$519	$2,926	$10,889	$(9,127)

Earnings per common share
Basic	$0.02	$0.12	$0.45	$(0.49)
Diluted	$0.02	$0.12	$0.45	$(0.49)

Weighted average common shares
Basic	24,199	23,934	24,082	18,444
Diluted	24,394	24,211	24,349	18,444

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	May 31,	June 2,	May 31,	June 2,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
(1) Includes stock-based compensation expense of:

Cost of sales	$166	$157	$645	$476
Research and development	126	177	737	615
Sales and marketing	440	289	1,540	966
General and administrative	511	445	1,977	1,441
Total stock-based compensation	1,243	1,068	4,899	3,498
Income tax benefit	(365)	(304)	(1,478)	(1,126)
Net stock-based compensation expense	$878	$764	$3,421	$2,372

Reconciliation of Net Income to non-GAAP adjusted income:

Net income (loss)	$519	$2,926	$10,889	$(9,127)

Stock-based compensation expense	1,243	1,068	4,899	3,498
Amortization of intangibles	1,843	1,648	6,849	2,350
Cash benefit from use of NOL's	2,605	1,609	7,319	1,609
Litigation provision, net	6,757	110	3,606	9,710
Amortization of inventory step-up	-	894	-	1,192
Acquired in process R&D	-	-	-	12,100
Adjusted income before taxes	12,967	8,255	33,562	21,332
Effect of income taxes	(2,879)	(346)	(2,801)	(842)
Adjusted income	$10,088	$7,909	$30,761	$20,490

Adjusted income per common share
Basic	$0.42	$0.33	$1.28	$1.11
Diluted	$0.41	$0.33	$1.26	$1.11

Weighted average common shares
Basic	24,199	23,934	24,082	18,444
Diluted	24,394	24,211	24,349	18,444

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Twelve months ended
	May 31,	June 2,	May 31,	June 2,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net Sales by Product Category
Interventional Products	$35,864	$31,920	$128,102	$101,126
Oncology Products	10,888	8,935	38,398	11,101
Total	$46,752	$40,855	$166,500	$112,227

Net Sales by Geography
United States	$41,988	$37,071	$150,643	$105,154
International	4,764	3,784	15,857	7,073
Total	$46,752	$40,855	$166,500	$112,227

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31,	Jun 2,
	2008	2007
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$32,040	$28,313
Restricted cash	68	1,786
Marketable securities	46,182	43,191
Total cash and investments	78,290	73,290

Receivables, net	26,642	20,798
Inventories, net	22,901	28,007
Deferred income taxes	10,902	2,247
Prepaid expenses and other	3,147	2,957
Total current assets	141,882	127,299

Property, plant and equipment, net	21,163	16,832
Intangible assets, net	71,311	49,148
Goodwill	162,707	153,787
Deferred income taxes	6,860	29,289
Other non-current assets	4,824	6,926
Total Assets	$408,747	$383,281

Liabilities and Stockholders' Equity
Current portion of long-term debt	$10,040	$315
Litigation provision	6,757	9,790
Contractual payments on acquisition of business, net	9,625	-
Other current liabilities	19,537	20,103
Long-term debt, net of current portion	7,075	17,115
Total Liabilities	53,034	47,323

Stockholders' equity	355,713	335,958
Total Liabilities and Stockholders' Equity	$408,747	$383,281

Shares outstanding	24,268	23,962

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended
	May 31,	June 2,
	2008	2007
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$10,889	$(9,127)
Depreciation and amortization	9,205	3,764
Tax effect of exercise of stock options	(390)	597
Deferred income taxes	5,483	(2,818)
Stock-based compensation	4,902	3,498
Litigation provision, net	3,967	9,790
Purchased research and development expense	-	12,100
Other	799	601
Changes in operating assets and liabilities
Receivables	(6,067)	(1,474)
Inventories	4,043	(6,522)
Accounts payable and accrued liabilities	2,340	(2,890)
Other long term liabilities	(7,000)	-
Other	(2,264)	1,265
Net cash provided by operating activities	25,907	8,784

Cash flows from investing activities:
Additions to property, plant and equipment	(6,711)	(5,806)
Acquisition of intangible assets and business	(18,694)	(30,384)
Change in restricted cash	1,718	(1,786)
Purchases of marketable securities, net	(2,507)	(17,066)
Net cash used in investing activities	(26,194)	(55,042)

Cash flows from financing activities:
Repayment of long-term debt	(315)	(205)
Issuance of long term debt	-	5,000
Proceeds from exercise of stock options and ESPP	4,238	4,579
Other	91	1,155
Net cash provided by financing activities	4,014	10,529
Increase (decrease) in cash and cash equivalents	3,727	(35,729)

Cash and cash equivalents
Beginning of period	28,313	64,042
End of period	$32,040	$28,313